UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 15, 2006

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BIOVERIS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-50583	80-0076765
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16020 Industrial Drive
Gaithersburg, MD 20877
(Address of Principal Executive Offices and Zip Code)

(301) 869-9800

(Registrant’s Telephone Number, Including Area Code)

_____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On June 15, 2006, the Executive Compensation Committee of the Board of Directors of BioVeris Corporation (the “Company”) approved stock awards to Samuel J. Wohlstadter, the Company’s Chairman and Chief Executive Officer, and George Migausky, the Company’s Vice President of Finance, Chief Financial Officer and Secretary, under the Company’s 2003 Stock Incentive Plan (the “2003 Plan”).

Mr. Wohlstadter was awarded options to purchase 282,000 shares of the Company’s common stock. The options were issued with an exercise price of $7.84 (the closing price of the Company’s common stock on June 15, 2006), have a term of ten years from the date of grant and vest as follows: (i) 56,400 options vest on April 1, 2007; and (ii) 225,600 additional options vest in equal monthly installments of 4,700 options each, beginning on May 1, 2007. The options are also subject to other terms and conditions set forth in the 2003 Plan.

Mr. Migausky was awarded options to purchase 50,000 shares of the Company’s common stock. The options were issued with an exercise price of $7.84 (the closing price of the Company’s common stock on June 15, 2006), have a term of ten years from the date of grant and vest as follows: (i) 10,000 option vest on April 1, 2007; and (ii) 40,000 additional options vest in equal monthly installments of 833 options each, beginning on May 1, 2007. The options are also subject to other terms and conditions set forth in the 2003 Plan.

The Executive Compensation Committee of the Company’s Board of Directors also approved cash bonuses of $209,000 and $121,000 for Messrs. Wohlstadter and Migausky, respectively, based on each executive officer’s performance during the Company’s fiscal year ended March 31, 2006. Each of the cash awards is payable on or about July 1, 2006.

On June 15, 2006, the Executive Compensation Committee of the Company’s Board of Directors approved changes in Mr. Wohlstadter’s and Mr. Migausky’s annual base salaries. Mr. Wohlstadter’s annual base salary increased from $440,000 to $455,000; Mr. Migausky’s annual base salary increased from $250,000 to $260,000. Both of the changes are retroactively effective as of April 1, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 21, 2006	BIOVERIS CORPORATION By:/s/ George V. Migausky Name: George V. Migausky Title: Vice President of Finance and Chief Financial Officer